Amended and Restated

Schedule A

to the

Transfer Agency Agreement

by and between

Aspiriant Trust

(f/k/a Aspiriant Global Equity Trust)

and

UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Aspiriant Risk-Managed Global Equity Fund

Aspiriant Income Opportunities Fund

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Transfer Agency Agreement between Aspiriant Trust (f/k/a Aspiriant Global Equity Trust) and UMB Fund Services, Inc., effective as of the 1st day of August, 2015.

UMB FUND SERVICES, INC.		ASPIRIANT TRUST

By:	/s/ Anthony J. Fischer	By:	/s/ Benjamin D. Schmidt

Title:	President	Title:	President